Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016, relating to the financial statements and financial statement schedule of Georgia Power Company, appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2015 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA
February 26, 2016